News Release
NYSE: MYE

Contact(s):
Donald A. Merril, Vice President &
Chief Financial Officer, (330) 253-5592

MYERS INDUSTRIES COMPLETES NEW CREDIT FACILITY

FOR IMMEDIATE RELEASE: October 26, 2006, Akron, Ohio-- Myers Industries, Inc. (NYSE: MYE) today announces that it has closed on a five-year, $250 million Senior Revolving Credit Facility with nine lending banks. The facility was arranged by J. P. Morgan Securities Inc., with JPMorgan Chase Bank, National Association, as Administrative Agent.

The new credit facility was arranged in part to allow Myers Industries to divest its European Material Handling Segment and to take advantage of prevailing market rates. The new facility replaces the Company's existing $225 million Revolving Credit Facility. Borrowings will continue to be used for general corporate purposes, working capital purposes, and to fund strategic acquisitions.

President and Chief Executive Officer John Orr said, "The new credit facility recognizes Myers Industries' financial strength as well as the confidence our banks have in the Company's growth plans. As we move forward with our Strategic Business Evolution, which includes divesting non-strategic operations and reinvesting in our key business segments and leadership brands, the new credit facility will further help to position Myers Industries for sustainable, profitable growth."

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. The Company reported record net sales of $903.7 million in 2005. Visit www.myersind.com to learn more.

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Caution on Forward-Looking Statements: Statements in this release may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed "forward-looking." These statements involve a number of assumptions and risks, as detailed in the Company's Form 10-K, filed with the SEC. Myers Industries undertakes no obligation to update or revise any forward-looking statements contained herein, which speak only as of the date made.